Exhibit 10.2

STEVE WILLIAMS SERVICES CONTRACT

This SERVICES CONTRACT ("Agreement") is made and entered into this 1st day of October, 2005 (the "Effective Date") between Fortune Partners, Inc. (intending to change its name to Power Air Corporation or otherwise; (the "Company")), with an address for notice and delivery located at 1500 Royal Centre, 1500 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7, and Steve Williams, having an address for notice and delivery located at 40 Lane 163 Crooked Lake, Angola, Indiana, U.S.A., 46703 (the "Executive") (each of the Company and the Executive also being a "Party" hereunder).

WHEREAS, the Board of Directors of the Company (the "Board") wishes to assure the Company of the services of the Executive for the period provided in this Agreement; and

WHEREAS, the Parties wish this Agreement to supersede all prior understandings between the Parties, whether oral or written;

NOW THEREFORE, in consideration of the performance of the responsibilities of the Executive and upon other terms and conditions hereinafter provided, the Parties hereto agree as follows:

    Services Contract

      The Executive shall be retained as the President of the Company. As President the Executive shall render administrative and management services to the Company such as are customarily performed by persons situated in a similar executive position. The Executive shall perform such other duties as the Board of the Company may from time to time reasonably direct. Failure to re-elect or appoint the Executive as President without the consent of the Executive shall be deemed to be a termination of the Executive without "Cause" (as hereinafter defined) under this Agreement.

      The Executive shall be furnished with a private office with such facilities, amenities and services as are appropriate for the Executive's position as President of the Company and adequate for the performance of his duties hereunder.

    Term

    This Agreement shall be for a period of one (1) year (the "Initial Term") commencing on the Effective Date (the end of such period between the Effective Date and the Initial Term being hereafter referred to as the "Anniversary Date"), subject, however, to termination during such Initial Term as provided herein. The Initial Term shall be deemed to be extended for additional periods of one year each (such extension of a year being an "Extended Term" herein) unless at least sixty (60) calendar days prior to the expiration of the Initial Term or an Extended Term, as the case may be, written notice is delivered by either Party to the other Party therein confirming its desire to terminate this Agreement and stating that the Agreement will terminate and not be extended beyond the Initial Term or such Extended Term.

    Standards of Performance

    Excluding periods of vacation to which the Executive is entitled, the Executive agrees to devote his best efforts and his entire business time during regular business hours to the business and affairs of the Company and to discharge the responsibilities assigned to the Executive hereunder. The Executive, following consultation with the Board, may serve on corporate, civic or charitable boards or committees and, without such consultation, manage personal investments, so long as such activities do not interfere in any material respect with the performance of the Executive's responsibilities hereunder.

    Base Fee

      The Company agrees to pay the Executive during the continuance of this Agreement a gross salary of U.S. One Hundred Fifty Thousand Dollars ($150,000) per annum (hereafter referred to as the "Base Fee"). The first months fee will contain a signing bonus of US$15,000 and together with the first months salary will be paid on or before October 10, 2005. The Base Fee provided for hereinafter shall be payable on the 15th day of each month. In addition, it is hereby acknowledged and agreed that the Executive will be classified as an independent contractor and receive an annual 1099, such that all compensation which is provided by the Company to the Executive under this Agreement, or otherwise, will be calculated on the previous gross basis.

      Commencing during the Initial Term the Board shall evaluate the Company's progress, past, present and future, as attained with the services of the Executive. At the end of each anniversary date the Board shall, through its Compensation Committee (or, if the Board does not have a Compensation Committee, through the balance of its then disinterested Board members), consider increasing the Base Fee to be paid to the Executive for the next ensuing year. In respect of those years in which the Executive receives an increase in Base Fee by virtue of this Paragraph 4(b), such increase in Base Salary shall be considered part of the Executive's Base Salary for all purposes of this Agreement moving forward.

    Stock Options

    As an inducement to the Executive to enter into this Agreement the Executive will initially be granted, subject to the rules and policies of the regulatory authorities and applicable securities legislation, the terms and conditions of the Company's existing stock option plan and the final determination of the Board, acting reasonably, an aggregate of 500,000 incentive stock options (each being a "Stock Option") to acquire up to an equivalent number of common shares of the Company (each being an "Option Share" when acquired) at an exercise price of U.S. $0.65 per Option Share and exercisable for a period of up to five years from the date of grant. In this regard the Company intends to use its reasonable commercial efforts to ensure that a Form S-8 Registration Statement is filed and remains effective as long as such Stock Options are outstanding, and the Executive fully understands and acknowledges that any such Option Shares will be issued in reliance upon the exemption afforded under the Form S-8 Registration Statement which is available only if the Executive acquires such Option Shares for investment and not with a view to distribution. The Executive is familiar with the phrase "acquired for investment and not with a view to distribution" as it relates to the United States Securities Act of 1933, as amended, and the special meaning given to such term in various releases of the United States Securities and Exchange Commission.

    Discretionary Incentive Bonus to the Executive

      The Company will pay the Executive an incentive bonus to be determined as hereinafter set forth (the "Discretionary Incentive Bonus"). The Board shall authorize, subject to payment terms to be determined by the Board and pursuant to the Company's bonus plan, if any, as amended from time to time by the Board, payment to the Executive of an annual incentive Discretionary Incentive Bonus for that calendar year, or any portion thereof on a pro rata basis, in the event the Executive did not serve the complete calendar year; provided, the Company's financial performance for that calendar year permits such a Discretionary Incentive Bonus to be paid in the best interests of the Company. The Company financial performance will be measured, among other things, by reference to the Company's return on equity, in order to determine if and to what extent a Discretionary Incentive Bonus is payable during each calendar year of the continuance of this Agreement.

      Unless otherwise determined by the Board in light of the Company's financial performance measured, among other things, by reference to the Company's return on equity during a particular calendar year, the Discretionary Incentive Bonus shall ordinarily be not less than two percent (2%) of the Company's after-tax profits as determined by the Company's independent certified public accountants in accordance with generally accepted accounting principles, applied consistently from year to year, and may be payable in cash or awards of options and/or units or a combination of cash and awards. At the election of the Executive, and without the requirement for prior Board approval in such instance, any Discretionary Incentive Bonus shall be paid either in cash, stock options or pursuant to a deferred cash compensation arrangement. In no event shall the Discretionary Incentive Bonus in any one year to be paid pursuant to this Paragraph 6 be in excess of two hundred percent (200%) of the Base Fee of the Executive provided for in Paragraph 4.

    Participation in Retirement and Executive Benefit Plans

      The Executive shall be entitled to participate in any plan of the Company relating to pension, thrift, deferred compensation, profit-sharing, group life insurance, medical insurance, educational reimbursement or other retirement or employee benefits that the Company may then have in force.

      In addition to the compensation provided to the Executive pursuant to Paragraphs 4, 5, 6, and 7 hereof, the Company agrees to reimburse the Executive for reasonable entertainment, travel, lodging and other miscellaneous expenses, whether local or out-of-city, incurred on its behalf and directly related to the performance of his duties as President of the Company. This reimbursement shall include the payment of reasonable expenses for attending meetings of trade and/or professional associations. The Executive shall submit an itemized statement and satisfactory documentation of the expenses incurred. The Company further agrees to provide the Executive, for both business and personal use so long as he is actually working for the Company every two (2) years during this Agreement, a new automobile, and the Company shall be responsible for all expenses (including adequate insurance), repairs and maintenance thereof; provided, however, that the Executive shall be responsible for his gas and oil expenses for automobile travel. The Company shall also include the Executive as an insured under its liability insurance policies with coverage at least equal to the coverage under its current liability insurance policies.

    Life Insurance

    As soon as practicable following Effective Date of this Agreement, but in no event later than 60 calendar days thereafter, and in addition to any group life insurance plan the Company may offer its employees from time to time, the Company agrees to provide the Executive during the continuance of his employment under this Agreement with life insurance as follows:

      The Company, after the 1st Anniversary Date of this Agreement, will provide the Executive with a U.S. Five Hundred Thousand Dollar ($500,000) life insurance policy (the "Life Insurance Policy"). The Executive will be the owner and may name the beneficiary of the Life Insurance Policy.

      If the Executive terminates his employment with the Company or the Company terminates the Executive's position for other than Cause, the Executive can, at his option, pay the Company U.S. One Dollar ($1.00) for the privilege of having the Life Insurance Policy, any intangible value associated with said policy, and the accrued cash values of said policy, reassigned to him.

    Vacations

    (a) The Executive shall be entitled, without loss of pay, to the number of vacation days in each calendar year determined by the Board from time to time, provided that the Executive shall be entitled to an annual vacation of not less than four (4) weeks per year in accordance with the Company's personnel policies as may be amended by the Board from time to time.

    (b) The timing of vacations shall be scheduled in a reasonable manner by the Executive. The Executive shall not be entitled to receive any additional compensation from the Company for his unused vacation time. The Executive shall be entitled to accumulate one week unused vacation time from one calendar year to the next calendar year only.

    Termination

      The Executive's services under this Agreement may be terminated at any time by the Board. Except as otherwise provided in this Agreement, any termination by the Board other than for Cause shall not prejudice the Executive's right to receive:

        compensation in accordance with Paragraphs 4, 5, 6, and 7 of this Agreement for the remainder of the Initial Term or any Extended term hereof;

        the other benefits provided by this Agreement for the remainder of the Initial Term or any Extended term hereof; and

        a lump sum cash severance payment equal to twice the Executive's Base Fee as determined in Paragraph 4.

      The Executive shall have no right to receive compensation or other benefits under this Agreement for any period after the date of termination for Cause. For purposes of this Agreement, termination for "Cause" shall mean only the following events:

        personal dishonesty;

        material breach of any provision of this Agreement;

        breach of a fiduciary duty involving personal gain or profit;

        intentional failure to perform stated duties;

        a material breach of the reasonable policies and procedures for the operation of the Company provided to the Executive by formal action of the Company's Board;

        willful violation of any law, rule, regulation (other than a law, rule or regulation relating to a traffic violation or similar offense) or final cease-and-desist order; or

        willful misconduct.

      For purposes of Paragraph 10(b)(6) and 10(b)(7), no act, or failure to act, on the Executive's part shall be considered 'willful' unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company; and, for the purposes of Paragraph 10(b)(6), a cease-and-desist order shall not become final until exhaustion or lapse of all (administrative and judicial) appeal rights in relation thereto.

      The Executive shall not be deemed to have been terminated for Cause unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire Board of the Company at a meeting of the Board duly called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in the second sentence of this Paragraph 10(b) and specifying the particulars thereof in detail. In no event will the Executive be subject to termination for cause pursuant to Paragraph 10(b)(2) above unless the Executive shall have failed to cure, correct or prevent the alleged breach within 30 calendar days after such Board resolution has been delivered to the Executive.

      This Agreement may be terminated by the Executive at any time upon 90 calendar days' prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board. In the event of such termination the Company shall be obligated only to continue to pay the Executive his salary up to the date of termination and those retirement and/or employee benefits which have been earned or become payable up to the date of termination.

      (1) If the Executive's services terminates by reason of the Executive's "Disability" (as hereinafter defined), the Company shall pay the Executive his BaseFee as follows: For the first ninety (90) calendar days of the Executive's Disability, the Executive shall be entitled to one hundred percent (100%) of the Executive's Base Fee. In the event that the Executive's Disability continues beyond ninety (90) calendar days, the Executive shall receive sixty percent (60%) of the Executive's BaseFee up and until the Executive attains the age of sixty-seven (67). The Company shall obtain a policy of insurance insuring the Executive in the event of the Executive's Disability during the continuance of this Agreement. The policy shall be non-cancelable to age sixty-seven (67) at a guaranteed premium rate to the Company and shall include a "Cost of Living Adjustment Factor and Automatic Benefit Indexing". The policy of insurance shall be adequate to provide the necessary funds in the event of the Disability of the Executive. All premiums on the Disability insurance coverage shall be paid by the Company. If the Executive's services terminates by reason of the Executive's Disability, the Company shall also pay the Executive any benefits or awards which, pursuant to the terms of any compensation or benefit plan, have been earned or have become payable, but which have not yet been paid to the Executive, and a pro rata portion of any Discretionary Incentive Bonus that the Executive would have been entitled to receive in respect of the year in which the Executive's date of termination occurs had he continued in employment until the end of such calendar year.

    (2) In the event the Executive's employment terminates by reason of Disability, the insurer referred to in the previous Paragraph shall pay to the Executive his benefits during the term of said Disability or until such time as said Executive reaches the age of sixty-seven (67).

    (3) In the event the Executive's employment terminates by reason of death, the Company will cause to be continued medical, hospitalization, dental and group life insurance coverage, as well as any other similar type benefits offered from time to time by the Company to its employees for the Executive's family (including dependents up to age 21) substantially identical to that maintained by the Company for the Executive prior to his death. The Company's obligation to provide health coverage for the Executive's family will cease twelve (12) months after the Executive's death. Notwithstanding the foregoing, the Company is not obligated to continue any coverage if to do so would be contrary to law, or if the Company receives written notice from an insurer stating that the insurer cannot continue the coverage for the Executive's family.

    Disability

      The Company may terminate the Executive's employment after having established the Executive's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Executive's ability substantially to perform his duties under this Agreement and which results in the Executive becoming eligible for long-term disability benefits, as set forth in Paragraph 10(e)(1) of this Agreement. In the event the Executive's employment is terminated by reason of the Executive's Disability, the Executive shall be entitled to all of the benefits, including monthly benefits provided under the policy of insurance, until said Executive reaches age sixty-seven (67). The Executive shall be entitled to the compensation and benefits under this Agreement for any period prior to the establishment of the Executive's Disability during which the Executive is unable to work due to a physical or mental infirmity.

      If any dispute arises as to whether the Executive is or was physically or mentally unable to perform his duties pursuant to this Agreement, or whether his Disability has ceased and he is now able to resume his duties, the Parties shall submit such question to a licensed physician agreed upon by the Parties, or, if the Parties are unable to agree, to a licensed physician appointed by a neutral party practicing in the State of Indiana at the request of either Party. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physician as to the Executive's physical or mental condition shall be binding and conclusive on the Parties. The Company agrees to pay the cost of any such physician and examinations.

    Change of Control

      If, during the continuance of this Agreement, there is a "Change in Control" (as hereinafter defined) of the Company, the Executive shall be entitled to a termination or severance payment in the event the Executive's employment is involuntarily terminated, in connection with or within two (2) years after the Change in Control, other than for Cause or pursuant to Paragraphs 10(e) or 11. This payment shall also be made in the case of the Executive's voluntary termination of services for "Good Reason" (as hereinafter defined) in connection with or within two (2) years after a Change in Control of the Company. Such voluntary termination of services for Good Reason in connection with or within two (2) years after a Change in Control of the Company shall not constitute a termination under Paragraph 10(b) hereof. The amount of severance payment shall be compensation and other benefits for the remaining term of this Agreement provided to the Executive pursuant to Paragraphs 4, 5, and 7 of this Agreement. The severance payment provided for in this paragraph is in addition to the lump sum cash payment payable pursuant to Paragraph 10 of this Agreement.

      For purposes of this Agreement, a "Change of Control" of the Company shall mean:

        the acquisition by a person or persons acting in concert of the power to vote more than twenty percent (20%) of a class of the Company's voting securities or the acquisition by a person or entity of the power to direct the Company's management or policies if the Board has made a determination that such acquisition constitutes or will constitute an acquisition of control of the Company; or

        during any period of two (2) consecutive years during the continuance of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof.

      Upon the Executive's termination of services within two (2) years after the occurrence of a Change of Control of the Company, the Company will cause to be continued life, medical, hospitalization, dental and disability insurance coverage substantially identical to the coverage maintained by the Company for the Executive prior to his severance. Such coverage shall cease upon the earlier of the Executive's services by another employer or two (2) years from such termination. Notwithstanding the foregoing, the Company shall not continue any coverage if to do so would be contrary to law.

    Good Reason

    For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in Subparagraphs (1) through (g) hereof without the Executive's express written consent; provided the Executive's right to terminate his services pursuant to this Paragraph 13 shall not be affected by his capacity due to physical or mental illness:

      a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, is not at least equal to his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint him to any of such positions, except in connection with the termination of his services for (1) Disability, (2) Cause, (3) as a result of his death or (4) by the Executive other than for Good Reason;

      a reduction by the Company in the Executive's Base Salary as in effect on the date of a Change in Control of the Company or as the same may be increased from time to time;

      the relocation of the Company's principal executive offices to a location outside a 500 mile radius of Livermore, California, U.S.A., or the Company's requiring the Executive to be based at any place other than Livermore, California, U.S.A., except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the Change in Control;

      the adverse and substantial alteration in the nature and quality of the office space within which the Executive performs his duties, including the size and location thereof, as well as the secretarial and administrative support provided to the Executive;

      the failure by the Company to continue to provide the Executive with compensation and benefits provided for under this Agreement or benefits substantially similar to those provided to him under any of the employee benefit plans which the Executive becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him at the time of the Change of Control;

      any material breach by the Company of any provision of this Agreement; or

      the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Paragraph 18 hereof.

    Election to Avoid Excess Parachute Payments

      If the "Present Value" (as hereinafter defined) of any benefits payable under Sections 4, 5, 6, and 7, together with any other payments otherwise payable to the Executive by the Company (collectively referred to as "Severance Benefits"), which are deemed under Section 280G of the Internal Revenue Code (the "Code") to constitute "Parachute Payments" (as defined in Section G of the Code), are greater than three times the Executive's "Base Amount" (as hereinafter defined herein), the Executive may elect to apply the provision set forth below.

      In the event that any Severance Benefits to be made to the Executive by the Company, whether pursuant to this Agreement or otherwise, upon termination of the Executive's services pursuant to Paragraphs 10, 12, and 13 hereof are deemed, in the opinion of the Company's Independent Public Accountants (the "Accountants") to constitute Parachute Payments, the Executive may, upon written notification by the Company of the determination of the Accountants, elect to receive any combination of Severance Benefits from the Company due the Executive as a result of termination which equal the maximum aggregate amount which can be paid to the Executive without constituting "Excess Parachute Payments" for purposes of the Code. The written notification by the Company of any determination of the Accountants pursuant to this Paragraph 14 shall be provided to the Executive within five (5) business days of the Executive's date of termination, and shall (1) list all Severance Benefits which are deemed to constitute Parachute Payments in the opinion of the Accountants and (ii) contain the Company's opinion as to the Present Value of each of such Severance Benefits, which opinion shall be determined in consultation with the Accountants. Any election by the Executive pursuant to this paragraph shall be made by the Executive and submitted to the Company by the thirtieth (30th) calendar day following the date of termination, and the Company shall pay to the Executive the Severance Benefits specified in such election within five (5) business days of receipt of such election.

      In the event that the Executive does not file a written election with the Company pursuant to Subparagraph (b) upon receipt of a written notification by the Company of the Accountant's determination that Severance Benefits to which the Executive is entitled upon termination constitute Excess Parachute Payments, then the Company shall pay the Executive all Severance Benefits due him pursuant to this Agreement or otherwise.

      For purposes of this Paragraph 14, Present Value means the value determined in accordance with the principles of Section 1274(b) (2) of the Code as maintained under Section G of the Code, and Base Amount means the average annual compensation payable to the Executive by the Company and includible in the Executive's gross income for federal income tax purposes during the shorter of the period consisting of the most recent five (5) taxable years ending before the date of any Change in Control of the Company or the portion of such period during which the Executive was an Executive.

      References to Code Section G herein are specified references to Section G as added to the Code by the Tax Reform Act of 1984, Pub.L. No. 98-369, 98th Cong., 2nd Sess., and as it may be amended.

    Proprietary Information, Non-competition and non-circumvention

    (a) The Executive agrees that the knowledge of the business activities and plans for business activities of the Company and affiliates thereof is a confidential, valuable, special and unique asset of the business of the Company. The Executive's knowledge of information concerning the Company of which a third party has both knowledge and an unrestricted right to that knowledge in not subject to this paragraph. During the term of his employment and for the period ending two (2) years following the termination of his employment for any reason, the Executive will not disclose any knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof to any person, firm, corporation or other entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by the Executive of the provision of this Paragraph 15, the Company will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

    (b) During the continuance of this Agreement the Executive shall not engage in any business or activity which reasonably may detract from or conflict with the Executive's respective duties and obligations to the Company as set forth in this Agreement without the prior written consent of the Board. In addition, during the continuance of this Agreement and for a period of at least one (1) year following the termination of this Agreement for any reason whatsoever the Executive shall not engage in any business or activity whatsoever which reasonably may be determined by the Board, in its sole and absolute discretion, to compete with any portion of the business interests of the Company as contemplated hereby without the prior written consent of the Board. Furthermore, the Executive hereby acknowledges and agrees, for a period of at least one (1) year following the termination of this Agreement for any reason whatsoever, not to initiate any contact or communication directly with either of the Company or any of its subsidiaries, as the case may be, together with each of their respective directors, officers, representatives, agents or employees, without the prior written consent of the Board and, notwithstanding the generality of the foregoing, further acknowledges and agrees, even with the prior written consent of the Board to such contact or communication, to limit such contact or communication to discussions outside the scope of any confidential information. For the purposes of the foregoing the Executive hereby recognizes and agrees that a breach by the Executive of any of the covenants herein contained would result in irreparable harm and significant damage to the Company that would not be adequately compensated for by monetary award. Accordingly, the Executive agrees that, in the event of any such breach, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, the Executive will also be liable to the Company, as liquidated damages, for an amount equal to the amount received and earned by the Executive as a result of and with respect to any such breach. The Parties hereby acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction as being unreasonable, the Parties agree that said Court shall have authority to limit such restrictions, activities or periods as the Court deems proper in the circumstances. In addition, the Parties further acknowledge and agree that all restrictions or obligations in this Agreement are necessary and fundamental to the protection of the business interests of the Company and are reasonable and valid, and all defenses to the strict enforcement thereof by the Executive are hereby waived.

    Indemnification

      The Company, using reasonable business judgment, shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard form Directors' and Officers' Liability Insurance Policy (the "D&O Policy") to be obtained by the Company as soon as reasonably practicable after the Effective Date hereof, at the Company's expense, and shall indemnify, hold harmless and defend the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Indiana law for any deductible expenses under the D&O Policy reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expense); such expenses and liabilities to include, but not limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements; and such settlements to be approved by the Board if such action is brought against the Executive in his capacity as an officer or director of the Company. Indemnification for deductible expenses shall not extend to matters for which the Executive has been terminated for Cause as defined in Paragraph 10(b).

      If the Company does not provide the Executive with coverage under a D&O policy the Company shall indemnify, hold harmless and defend the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Indiana law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an Executive of the Company (whether or not he continues to be an Executive at the time of incurring such expenses or liabilities); such expenses and liabilities to include, but not be limited to, judgments, court costs and attorney's fees and the cost of reasonable settlements; and such settlements to be approved by the Board if such action is brought against the Executive in his capacity as an Executive of the Company. Indemnification for expenses shall not extend to matters for which the Executive has been terminated for Cause as defined in Paragraph 10(b).

    Payment of Legal Fees

    All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful or as may be determined to be appropriate by any arbitrator's award based on the relative merits of the two Parties.

    Successors; Binding Agreement

      The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms that he would be entitled to hereunder if he terminated his employment voluntarily in connection with, or within two (2) years after, a Change in Control of the Company.

      This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, successor, heirs, distributes, devisees, legatees and permitted assigns.

    No Assignments

    This Agreement is personal to each of the Parties hereto and, except as provided in Paragraph 18, neither Party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other Party.

    Notices

    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either Party may designate by like notice:

    A. If to the Company:

    1500 Royal Centre, 1500 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7

    B. If to the Executive:

    40 Lane 163 Crooked Lake, Angola, Indiana, U.S.A. 46703

    Other Contracts

    Consistent with Paragraph 3 herein, the Executive shall not, during the continuance of this Agreement, have any other services except with the prior approval of the Board.

    Amendments

    No amendments or additions to this Agreement shall be binding unless in writing and signed by both Parties, except as herein otherwise provided.

    Paragraph Headings

    The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

    Severability

    The provision of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

    Governing Law

    This Agreement shall, except to the extent that federal law shall be deemed to apply, be governed by and construed and enforced in accordance with the laws of Indiana.

    Arbitration

Except for the determination of Disability provided for under Paragraph 11, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date hereinabove written.

WITNESSED: FORTUNE PARTNERS, INC.

____________________ By: s/s Director

EXECUTIVE:

____________________ By: s/s Steve Williams